Exhibit 10.27

BUSINESS SERVICES AGREEMENT

dated                         , 2004

between

GNA CORPORATION

and

UNION FIDELITY LIFE INSURANCE COMPANY

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “**”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ii

This Business Services Agreement, dated               , 2004 (this “Agreement”), is made by and between GNA CORPORATION, a Washington corporation (“GNA”) and UNION FIDELITY LIFE INSURANCE COMPANY, an insurance company organized under the laws of the State of Illinois (the “Company”).

RECITALS

A.            WHEREAS, GNA, General Electric Company, a New York corporation (“General Electric”), and certain of its other affiliates entered into a Master Agreement, dated as of           , 2004 (the “Master Agreement”); and

B.            WHEREAS, it is contemplated by the Master Agreement that after the date hereof GNA will continue to perform, or GNA will cause its Subsidiaries and Affiliates to continue to perform, certain administrative and support services with respect to the Reinsured Businesses (as defined below) and that GNA will perform, or GNA will cause its Subsidiaries and Affiliates to perform, certain administrative and support services with respect to the Recaptured Business (as defined below) in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

                                SECTION 1.01.      Certain Defined Terms.  Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Master Agreement.

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Applicable Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree applicable to a Person or any such Person’s subsidiaries, properties, assets, or to such Person’s officers, directors, managing directors, employees or agents in their capacity as such.

“CPR Arbitration Rules” shall have the meaning specified in Section 5.04(a)

“GEFA” means GE Financial Assurance Holdings, Inc.

“Governmental Authority” means any foreign or national government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Initial Notice” shall have the meaning specified in Section 5.02.

“Long-Term Care Retroceded Business” means the long-term care insurance business reinsured by the Company pursuant to those Reinsurance Agreements identified as numbered items 7 and 8 on Schedule B hereto.

“Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

“Recapture Agreements” means those agreements identified as numbered items 11 and 12 on Schedule B hereto.

“Recaptured Business” means the structured settlement annuity business recaptured by the Company pursuant to the Recapture Agreements.

“Reinsurance Agreements” means those reinsurance agreements relating to the Reinsured Businesses and which are listed on Schedule B hereto.

“Reinsured Businesses” means collectively, the Long-Term Care Retroceded Business, the Structured Settlement Annuity Reinsured Business and the Variable Annuity Reinsured Business.

“Response” shall have the meaning specified in Section 5.02.

“Structured Settlement Annuity Reinsured Business” means the structured settlement annuity business reinsured by the Company pursuant to those Reinsurance Agreements identified as numbered items 1 through 6 on Schedule B hereto.

“Termination Date” means the effective date of any termination, in whole or in part, of this Agreement as provided in Section 6.01.

“Variable Annuity Reinsured Business” means the variable annuity business reinsured by the Company pursuant to those Reinsurance Agreements identified as numbered items 9 and 10 on Schedule B hereto.

                                SECTION 1.02.      Other Terms.  For purposes of this Agreement, the following terms have the meanings set forth in the sections or agreements indicated.

Term	Section
Affiliate	Master Agreement
Agreement	Preamble
Closing	Master Agreement
Company	Recitals
Force Majeure	Master Agreement
GE Confidential Information	Master Agreement
General Electric	Preamble
Genworth Confidential Information	Master Agreement
Master Agreement	Recitals
Services	Section 2.01(a)
Service Charges	Section 3.01(a)

Term	Section
Service Provider	Section 4.03
Standard for Services	Section 4.01
Subsidiary	Master Agreement
Taxes	Section 7.03
Third Party Claim	Master Agreement

ARTICLE II

SERVICES AND TERMS

SECTION 2.01.      Services; Scope

(a)           During the period commencing on the date hereof and ending on the Termination Date, subject to the terms and conditions set forth in this Agreement, GNA shall perform, or cause its Subsidiaries and Affiliates to perform, with respect to the Reinsured Businesses and the Recaptured Business the services listed in Schedule A hereto (the “Service(s)”).

(b)           The Services shall include, and the Service Charges reflect charges for, such maintenance, support, error correction, training, updates and enhancements normally and customarily performed by GNA or its applicable Subsidiaries and Affiliates in connection with providing such services.

(c)           The Services shall not include any services GNA and its Subsidiaries and Affiliates performs or causes to be performed pursuant to (i) that certain Transition Services Agreement, dated as of         , 2004, by and among General Electric Company, General Electric Capital Corporation, GEI, Inc., GEFAHI, GE Asset Management Incorporated, Genworth Financial, Inc., and GNA, (ii) the Reinsurance Agreements or (iii) that certain Administrative Services Agreement by and between the Company and First Colony Life Insurance Company relating to the Recaptured Business.

ARTICLE III

COSTS AND DISBURSEMENTS

SECTION 3.01.      Costs and Disbursements.

(a)           As reimbursement for expenses incurred by GNA and its Subsidiaries and Affiliates in performing the Services with respect to the Reinsured Businesses and the Recaptured Business, the Company shall pay to GNA with respect to each calendar month ending after the Inception Date of each reinsurance agreement listed on Schedule B hereto, a service charge (the “Service Charges”) in an amount calculated in accordance with Schedule C hereto, as subsequently adjusted, in part, in accordance with the methodology and procedures set forth in Schedule C.

(b)           GNA shall deliver an invoice to the Company on a monthly basis in arrears for the Service Charges due to GNA under this Agreement.  The Company shall pay the amount of such invoice to GNA in U.S. dollars within seventy-five (75) days of the date of such invoice.  In the event that all or any portion of any payment due GNA pursuant to this Agreement becomes overdue, the portion of the amount overdue shall bear interest at an annual rate equal to the then current thirty (30) day U.S. Treasury Bill discount rate on the date that the payment becomes overdue plus 200 basis points, for the period that the amount is overdue.  As soon as practicable after receipt by GNA of any reasonable written request by the Company, GNA shall provide the Company with reasonably detailed data and documentation sufficient to support the calculation of any amount due to GNA under this Agreement for the purpose of verifying the accuracy of such calculation.  If, after reviewing such data and documentation, the Company disputes GNA’s calculation of any amount due to GNA, then the dispute shall be resolved pursuant to Article V.

ARTICLE IV

STANDARD FOR SERVICE; COMPLIANCE WITH APPLICABLE LAW; LIMITED LIABILITY

SECTION 4.01.      Standard for Service.  Except as otherwise provided in this Agreement (including in Schedule A hereto), GNA shall perform, or cause its Subsidiaries and Affiliates to perform, the Services (a) in the same manner as they conduct their own businesses not subject to this Agreement and (b) in accordance with the administrative performance standards of GNA and its applicable Subsidiaries and Affiliates in effect on the date hereof, with such revisions to such standards as are made in the ordinary course (the “Standard for Services”).

SECTION 4.02.      Compliance with Applicable Law.  GNA shall comply, and shall cause its Subsidiaries and Affiliates to comply, with all Applicable Law when providing the Services or when performing obligations under this Agreement.  Nothing in this Agreement shall require GNA or its Subsidiaries or Affiliates to act or refuse to act other than in compliance with Applicable Law.

SECTION 4.03.      Limited Liability.  Notwithstanding the provisions of Section 4.01, GNA and its Subsidiaries and Affiliates and their respective directors, officers or employees (or any of the heirs, executors, successors or assigns of any of the foregoing) (each, a “Service Provider”) shall have no liability to the Company or its Subsidiaries and Affiliates in excess of $10,000,000 in the aggregate for any and all claims in contract, tort or otherwise for or in connection with any breach of its obligations under this Agreement; provided, however, that such limitation on liability shall not extend to or otherwise limit any liabilities that result directly from such Service Provider’s gross negligence or willful misconduct.

ARTICLE V

DISPUTE RESOLUTION

SECTION 5.01.      General Provisions.  (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof or otherwise relating to any of the Services performed hereunder (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article V, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)           Commencing with the request contemplated by Section 5.02, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 5.03, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)           In connection with any Dispute, the parties expressly waive and forego any right to (i) special, indirect, punitive, incidental or consequential, lost profits, exemplary, statutorily-enhanced or similar damages, losses or expenses (provided that any such liability with respect to a Third Party Claim (as defined in the Master Agreement) shall be considered direct damages) and (ii) trial by jury.

(d)           The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)           All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article V are pending.  The parties will take such action, if any, required to effectuate such tolling.

SECTION 5.02.      Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute.  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

SECTION 5.03.      Mediation.  If a Dispute is not resolved by negotiation as provided in Section 5.02 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect. The parties will select a mediator from the CPR Panels of Distinguished Neutrals, but such mediator must have prior U.S. reinsurance experience either as a lawyer or as a present or former officer or management employee of a reinsurance company, but not of GNA, or the Company, or any of their respective affiliates.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

SECTION 5.04.      Arbitration.  (a) If a Dispute is not resolved by mediation as provided in Section 5.03 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).  The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)           The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators who are each experienced in the U.S. reinsurance business, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The non-party appointed arbitrator must have prior U.S. reinsurance experience as a present or former officer or management employee of a reinsurance company, but not of GNA or the Company or any of their respective affiliates.  The arbitration shall be conducted in New York City.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties. The arbitrators shall determine the Dispute in accordance with the law of Illinois, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

(c)           The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 5.04 may be entered and enforced in any court having jurisdiction thereof.

(d)           Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 5.04(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below.  For purposes of the foregoing the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

(e)           In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable.  Notwithstanding paragraph (d) above, each party acknowledges that in the event of any actual or threatened breach of certain of the provisions of this Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief. Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)            Each party will bear its own attorneys fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article V.

ARTICLE VI

TERMINATION

SECTION 6.01.      Termination of the Agreement.

(a)           This Agreement will terminate in its entirety on the earliest of:

(i)            the date the Company’s liability under all of the Reinsurance Agreements and the Recaptured Business is terminated in accordance with the terms thereof;

(ii)           the date that all of the Reinsurance Agreements are terminated in accordance with the terms thereof and the Company’s liability under the Recaptured Business is terminated; or

(iii)          the date that this Agreement has been terminated with respect to all of the Reinsured Businesses and the Recaptured Business under Section 6.02(e).

(b)           This Agreement is subject to immediate termination at the option of the Company, upon written notice to GNA, on the occurrence of any of the following events:

(i)            A voluntary or involuntary proceeding is commenced in any jurisdiction by or against GNA or its Subsidiaries or Affiliates performing Services pursuant to this Agreement for the purpose of conserving, rehabilitating or liquidating GNA or such Subsidiaries or Affiliates, but only if the Services performed by the subject of such proceeding are not assumed or performed by GNA or its Subsidiaries or Affiliates that are not the subject of such proceeding; or

(ii)           GNA or its Subsidiaries and Affiliates are unable to perform the services required under this Agreement for a period of thirty (30) consecutive days for any reason other than as a result of a Force Majeure.

(c)           This Agreement may be terminated at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination.

SECTION 6.02.      Termination with Respect to Any Reinsured Business or Recaptured Business.  The term of this Agreement will terminate with respect to the portion of any Reinsured Business under any given Reinsurance Agreement or any Recaptured Business on the earliest of:

(a)           the date the Company’s liability under such Reinsurance Agreement is terminated in accordance with the terms thereof;

(b)           the date that such Reinsurance Agreement is terminated in accordance with the terms thereof;

(c)           with respect to any Recaptured Business, the date on which the Company’s liability under such Recaptured Business is terminated;

(d)           the date that the Company or its assignee becomes entitled to assume administration of the portion of the Reinsured Business reinsured under such Reinsurance Agreement or the administration of the Recaptured Business;

(e)           seventy-five (75) days following written notice by the Company of GNA’s willful, material breach of its obligations under Articles II and IV of this Agreement with respect to such Reinsured Business or Recaptured Business (provided that the Company shall not have the right to terminate this Agreement (A) for so long as the GNA and its Subsidiaries and Affiliates are making good faith effort to cure such breach, not to exceed an additional one hundred eighty (180) days or (B) during the pendency of any dispute resolution proceedings as set forth in Article V regarding an alleged material breach); or

(f)            such other date as agreed by the Company and GNA.

SECTION 6.03.      Effect of Termination.  Upon termination of this Agreement in accordance with its terms, GNA will have no further obligation to perform any Service, and the Company will have no obligation to pay any Service Charges relating to any Service or make any other payments under this Agreement (other than for Services performed prior to such termination).  Upon termination of this Agreement with respect to a Reinsured Business or a Recaptured Business in accordance with this Agreement’s terms, GNA will have no further obligation to perform, or cause its Subsidiaries or Affiliates to perform any Service with respect to such Reinsured Business or such Recaptured Business, and the Company will have no obligation to pay any Service Charges relating to any Service with respect to such Reinsured Business or such Recaptured Business or make any other payments under this Agreement with respect to such Reinsured Business or Recaptured Business (other than for Services performed prior to such termination).

SECTION 6.04.      Survival.  Article III (Costs and Disbursements) (but only in connection with Service Charges incurred and accrued as of the date of termination of this Agreement and the terms of Section 3.01(b) as applied to such Service Charges), Section 4.03 (Limitation of Liability), Article V (Dispute Resolution), Section 6.03 (Effect of Termination), Section 6.04 (Survival), and Article VII (General Provisions) shall survive the expiration or other termination of this Agreement and remain in full force and effect.

SECTION 6.05.      Force Majeure.  GNA (and any Person acting on its behalf including its Subsidiaries and Affiliates) shall not have any liability or responsibility for failure to fulfill any obligation under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  As soon as reasonably practicable after the occurrence of any such event GNA shall:  (a) notify the Company of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01.      Subcontractors.  GNA and its Subsidiaries and Affiliates may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that if such subcontractors are used solely in connection with the Reinsured Business or the Recaptured Business, then the prior written consent of the Company to the use of any such subcontractors shall be required, which consent will not be unreasonably withheld; provided further that GNA shall in all cases remain liable for all its obligations under this Agreement, including, without limitation, with respect to the scope of the Services, the Standard for Services and the content of the Services performed in respect of the Reinsured Businesses and the Recaptured Business.  Under no circumstances shall the Company be responsible for making any payments directly to any subcontractor engaged by GNA or its Subsidiaries or Affiliates.

SECTION 7.02.      Additional Services; Books and Records.

(a)           If, during the term of this Agreement, either party identifies any additional or other service that GNA or its Subsidiaries or Affiliates are performing or that is necessary for GNA to start performing in respect of the Reinsured Businesses and the Recaptured Business, the parties hereto agree to negotiate in good faith with respect to the Service Charge for such service (provided that such services are of a type generally performed in respect of business like the Reinsured Businesses and the Recaptured Business) and the applicable service fees, payment procedures, and other rights and obligations with respect thereto.  To the extent practicable, such additional or other services shall be performed on terms substantially similar to those applicable to Services of similar types and otherwise on terms consistent with those contained in this Agreement.

(b)           All books, records and data maintained by GNA and its Subsidiaries and Affiliates with respect to the performance of a Service with respect to the Reinsured Businesses shall be the exclusive property of GNA and its applicable Subsidiaries and Affiliates.  The Company, at its sole cost and expense, shall have the right to inspect, and make copies of, any such books, records and data during regular business hours upon reasonable advance notice to GNA.

(c)           All books, records and data maintained by GNA and its Subsidiaries and Affiliates with respect to the performance of a Service with respect to the Recaptured Business shall be the exclusive property of the Company.  The Company, at its sole cost and expense, shall have the right to inspect, and make copies of, any such books, records and data during regular business hours upon reasonable advance notice to GNA.

SECTION 7.03.      Taxes.

(a)           Each party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

(b)           The Company may report and (as appropriate) pay any sales, use, excise, value-added, services, consumption, and other taxes and duties (“Taxes”) with respect to the Reinsured Business directly if the Company provides GNA with a direct pay or exemption certificate.

(c)           The parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible.  GNA’s invoices shall separately state the amount of any Taxes GNA is proposing to collect from the Company.

(d)           GNA shall promptly notify the Company of any claim for Taxes asserted by applicable taxing authorities with respect to the Reinsured Business for which the Company is alleged to be financially responsible hereunder.  GNA shall coordinate with the Company the response to and settlement of, any such claim.  Notwithstanding the above, the Company’s liability for such Taxes is conditioned upon GNA providing the Company notification within twenty (20) business days of receiving any proposed assessment of any additional Taxes, interest or penalty due by GNA.

(e)           The Company shall be entitled to receive and to retain any refund of Taxes paid to GNA pursuant to this Agreement.  In the event GNA shall be entitled to receive a refund of any Taxes paid by the Company to GNA, GNA shall promptly pay, or cause the payment of, such refund to the Company.

SECTION 7.04.      Confidential Information.  GNA agrees to maintain and safeguard, and cause its Subsidiaries and Affiliates to maintain and safeguard, all GE Confidential Information pursuant to Section 6.2 of the Master Agreement and the Company agrees to maintain and safeguard, and cause its Subsidiaries and Affiliates to maintain and safeguard, all Genworth Confidential Information pursuant to Section 6.2 of the Master Agreement and each party hereto agrees that Section 6.2 of the Master Agreement is hereby incorporated by reference into, and made a part of, this Agreement.  The parties hereto agree to comply with the terms of the Business Associate Addendum attached as Schedule D.

SECTION 7.05.      Non-disclosure; Privilege; Conflicts of Interest.  Neither GNA, the Company nor any of their respective Subsidiaries or Affiliates shall be required to disclose any of their respective trade secret information or other information that provides GNA and its Subsidiaries and Affiliates, or the Company and its Subsidiaries and Affiliates, as applicable, a significant competitive advantage.  Further, neither GNA, the Company, nor any of their respective Subsidiaries or Affiliates will be required to provide any information in connection with this Agreement if the provision of such information would serve as a waiver of any attorney-client privilege or other applicable privilege afforded such information.  In no event will GNA or its Subsidiaries and Affiliates be required to perform any Services if doing so would constitute a conflict of interest or a breach of any applicable ethical rules governing the conduct of attorneys; provided that GNA shall use its commercially reasonable efforts to resolve any such conflict of interest or prevent any breach of any such ethical rules.

SECTION 7.06.      Headings and Schedules.  Headings used herein are not a part of this Agreement and shall not affect the terms hereof.  The attached Schedules are a part of this Agreement.

SECTION 7.07.      Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to GNA:

[                          ]
[                          ]
[                          ]
Facsimile:  [                          ]
Attention:  [                          ]

With a copy to:

[                          ]
[                          ]
[                          ]
Facsimile:  [                          ]
Attention:  [                          ]

If to the Company:

Union Fidelity Life Insurance Company
200 North Martingale Road
Schaumburg, IL 60173-2096
Facsimile: (847) 330-3404
Attention: Chief Financial Officer

With a copy to:

Union Fidelity Life Insurance Company
200 North Martingale Road
Schaumburg, IL 60173-2096
Facsimile:  (847) 605-3044
Attention:  General Counsel

or to such other address or to such other Person as either party may have last designated by notice to the other party.

SECTION 7.08.      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.  Neither this Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto.  Any assignment in violation of this Section 7.08 shall be void and shall have no force and effect.

SECTION 7.09.      Execution in Counterpart.  This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 7.10.      Currency.  Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

SECTION 7.11.      Amendments.  This Agreement may not be changed, altered or modified unless the same shall be in writing executed by GNA and the Company.

SECTION 7.12.      Governing Law.  This Agreement will be construed, performed and enforced in accordance with the laws of the State of Illinois without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

SECTION 7.13.      Entire Agreement; Severability.  (a)  This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein.

(b)           If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

SECTION 7.14.      No Waiver; Preservation of Remedies.  No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder.  Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.  The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

SECTION 7.15.      Cooperation.  Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time.

SECTION 7.16.      Third Party Beneficiary.  Nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

SECTION 7.17.      Negotiated Agreement.  This Agreement has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party or an intermediary will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

SECTION 7.18.      Interpretation.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  In addition, interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) provisions shall apply, when appropriate, to successive events and transactions, and (d) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 7.19.      No Right to Set-Off.  The Company shall pay the full amount of costs and disbursements incurred under this Agreement, and shall not set-off, counterclaim or otherwise withhold any other amount owed to GNA on account of any obligation owed by GNA to the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GNA CORPORATION

By:
Name:
Title:

UNION FIDELITY LIFE INSURANCE COMPANY

By:
Name:
Title:

SCHEDULE A

SERVICES

The Services are broadly defined as activities performed by GNA and its Subsidiaries and Affiliates that benefit the Reinsured Businesses and the Recaptured Business.  The Services are more fully defined, without limitation, below by functional area under the general headings “Business Overhead Services” and “Corporate Overhead Services.”

Business Overhead Services

The services below will be provided by the “WIM” business unit of GNA and its Subsidiaries and Affiliates with regards to the Structured Settlement Annuity Reinsured Business, the Recaptured Business and the Variable Annuity Reinsured Business:

Executive:
General support, counsel, strategy and leadership provided by WIM’s Chief Executive Officer.

Human Resources:
General business level Human Resource related activities including but not limited to leadership development, employee recruitment and staffing, implementation of compensation policies and practices, payroll and benefit administration, organizational communication, training, general security and employee issue resolution and guidance.

Finance:
Cost of finance activities including but not limited to product financial support and analysis, account reconciliations, state reporting, product profitability analysis, investment income planning & analysis, expense management, audit support, statutory & GAAP accounting, reporting & analysis and ad hoc financial analysis.

Legal/Compliance:
Cost of support and coordination of litigation, government relations, human resource, intellectual property, insurance regulatory, consumer privacy, contract, compliance, and public relations matters.

Risk:
Cost of Risk Management and reinsurance support—Monitor production vs. authority limits, monitor and review key risk measures.  General oversight of inforce product performance analysis and reviews.  Reinsurance oversight and treaty management including settlement with reinsurers.

Facilities:
Campus expenses including building rent and maintenance, parking garage, cafeteria, campus lawn care and utilities.

Information Technology:
General business technology infrastructure costs including but not limited to general management, help desk assistance, data center management, disaster recovery plans and digitization of processes.

Six Sigma Quality:
Costs including business project management and process improvement coaching, execution and leadership.

Product Management:
Costs for product line managers to manage inforce policies and general product line maintenance activities such as risk assessment, return on equity (“ROE”) variance analysis and related ROE improvement projects.

Operations:
Costs including management, project leadership and administrative support for service operations supporting customers, policyholders and other stakeholders.

Other:
Costs including corporate insurance allocation to product lines (e.g., cost of building insurance and other property, plant and equipment).

Retention:
Costs including monitoring of inforce policy retention levels, design and execute programs to retain inforce business.

Corporate Overhead Services

The services listed below will be provided by the “HQ” or corporate functions at GNA with regard to each of the Reinsured Businesses and Recaptured Business:

Executive Office:
Costs including general support, counsel, strategy and leadership provided by CEO, various HQ business insurance charges and allocations.

Human Resources:
Costs of general HR related activities such as leadership development, employee recruitment and

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staffing, compensation policies and practices, payroll and benefit administration, organizational communication, that which is currently known as the “GEFA University” learning center including online course development and administration, physical security of the business locations and employee issue resolution and guidance.

Actuarial Department and Capital Management:
Costs including rating agency coordination such as answering queries, making presentations, and providing other required information for rating agencies; state insurance department regulatory support, NAIC lobbying and investor relations, including issues related to risk based capital; completion of various actuarial and capital management functions such as: reserve calculations, experience analysis, asset/liability management, cash flow testing support, dividend forecasting, capital management, reinsurance and capital markets support.

Finance:
HQ related finance costs, such as business level financial planning and analysis, Statutory and GAAP accounting, reinsurance accounting, reporting and analysis, annual statement (“blue book”) preparation and related disclosures and schedules, statutory audit support, tax information needed to prepare returns, treasury services, financial systems related support, maintenance and infrastructure, technical accounting expertise.

Product Management:
Costs including general product management and product marketing compliance, support pricing and retention initiatives.

Legal:
Costs including support and coordination of litigation, government relations, human resource, intellectual property, insurance regulatory, consumer privacy, contract, compliance, and public relations matters.

Risk:
Costs including business risk policies (currently known as “Policy 5.0/6.0”) development and monitoring, treaty management, reinsurance and controllership oversight.  These policies are developed and implemented by the Risk team with others at Headquarters to manage assets and liabilities, control business risks associated with investments, controllership, systems infrastructure, process management, etc. Various metrics are used to “trigger” leadership decision points in an effort to reduce business risks.   Includes the leadership of projects to reduce the business risks associated with various systems and processes across the business.

Sourcing (Purchasing) and Facilities:
Costs including sourcing related services including Purchasing card (“P-card”) Administration, Oracle sourcing/purchasing/receiving system (know as the “SSS System”) Administration, requisition processing, competitive bidding/auction services, spend data tracking/analysis, and

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contract definition/negotiation.  Leadership of certain expense reduction projects currently known as “Bullet Trains” (which focus across the business on reducing individual expense categories (PC leasing, postage, consulting, telecommunications, office supplies, etc.) and other projects related to the increase in purchasing efficiency and reduction of costs.

IT and e-Solutions:
General management costs associated with IT infrastructure, management of on and off shore contractors, help desk, asset management (PC’s, printers, servers, etc.), email service, Wide Area Networks (WAN), desktop support (visiting actual users to assist them with IT needs), web hosting, Unix and NT system administration, global computer operations, intellectual property, contract and licenses of software, services and hardware, U.S.-based consulting and control over remote infrastructure (for example, those systems currently housed in Alpharetta, GA).
Costs of HQ security team, who provides disaster recovery, including risk analysis & coordination of all IT associated with Disaster Recovery.  In addition, security includes coordination with all local business security officers, relating to intrusion detection, anti-virus and other protections of systems.
Costs including project management, oversight and project manager certification, using several industry standard processes including Six Sigma “DMAIC” process improvement and other process improvement/development regimes.
Costs of developing and monitoring architectural plans for future operations including technology related standards, guidelines and polices.
Costs of IT Vendor Management — includes negotiations and oversight for vendor agreements on hardware, software and services.
Costs of IT Solutions — delivers IT solutions that meet business needs through digitization of processes and deployment of web applications.

Operations Excellence:
Costs of Consolidation, Analysis, Management Strategy, and Leadership for Operations and Shared Services.  Provide strategic leadership and oversight to all operations departments, ensuring that best practices are shared.
Costs of managing services used by all GEFA businesses, including Xerox (current outsourced document processing provider), “1-800 Think GE” call center (a point of contact for all GEFA products), and One Front Door (inbound imaging strategy).

Changes in Services

The Business Overhead Services and Corporate Overhead Services shall include such other comparable and/or successor Services implemented or maintained from time to time by GNA and its Subsidiaries and Affiliates.

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SCHEDULE B

REINSURED BUSINESSES and RECAPTURED BUSINESS

Structured Settlement Annuities

1.       Coinsurance Agreement, dated as of         , 2004, by and between the Company and GE Life and Annuity Assurance Company, a Virginia domiciled life insurance company

2.       Coinsurance Agreement, dated as of         , 2004, by and between the Company and Federal Home Life Insurance Company, a Virginia domiciled life insurance company

3.       Coinsurance Agreement, dated as of         , 2004, by and between the Company and First Colony Life Insurance Company, a Virginia domiciled life insurance company

4.       Coinsurance Agreement, dated as of         , 2004, by and between the Company and General Electric Capital Assurance Company, a Delaware domiciled life insurance company

5.       Coinsurance Agreement, dated as of         , 2004, by and between the Company and GE Capital Life Assurance Company of New York, a New York domiciled life insurance company

6.       Coinsurance Agreement, dated as of         , 2004, by and between the Company and American Mayflower Life Insurance Company of New York, a New York domiciled life insurance company

Long Term Care

7.       Retrocession Agreement, dated as of       , 2004, by and between the Company and General Electric Capital Assurance Company, a Delaware domiciled life insurance company

8.       Retrocession Agreement, dated as of       , 2004, by and between the Company and GE Capital Life Assurance Company of New York, a New York domiciled life insurance company

Variable Annuities

9.       Reinsurance Agreement, dated as of       , 2004, by and between the Company and GE Life and Annuity Assurance Company, a Virginia domiciled life insurance company

10.     Reinsurance Agreement, dated as of       , 2004, by and between the Company and GE Capital Life Assurance Company of New York, a New York domiciled life insurance company

Structured Settlement Annuities:

11.     Recapture Agreement dated as of         , 2004, by and between the Company and GE Life and Annuity Assurance Company, a Virginia domiciled life insurance company

12.     Recapture Agreement dated as of         , 2004, by and between the Company and GE Capital Life Assurance Company of New York, a New York domiciled life insurance company

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SCHEDULE C

SERVICE CHARGES

The “Annual Expense Reimbursement Factors” used to calculate the Service Charges for each respective line of business are as follows:

Structured Settlement Annuity Reinsured Business and Recaptured Business:

Corporate Overhead Factor	$** per Annum

Business Overhead Factor	$** per Policy

Variable Annuity Reinsured Business

Corporate Overhead Factor	$** per Annum

Business Overhead Factor	$** per Policy

Long-Term Care Retroceded Business

Corporate Overhead Factor	$** per Annum

The Service Charges will be determined quarterly and billed to the Company in three equal installments at the end of the month during the quarter.  Each monthly installment billed for a particular line of business will be determined by (a) multiplying the actual number of units at the beginning of the quarter covered by this Agreement times the Business Overhead Factor (divided by twelve), if applicable, and (b) adding the applicable Corporate Overhead Factor (divided by twelve).

The Annual Expense Reimbursement Factors for each respective line of business will be adjusted (i) for the year beginning January 1, 2005 and, thereafter, every three (3) years during the term of this Agreement based on a triennial cost/time study prepared in accordance with the methodology set forth below (the “Triennial Study”) and (ii) for the years between the Triennial Studies based on a report setting forth the Annual Expense Reimbursement Factors prepared in accordance with the methodology set forth below (the “Annual Expense Reimbursement Factors Report”).

(a) Triennial Study.  As soon as practicable (and in any event within sixty (60) days) prior to January 1, 2005 and prior to the beginning of every third calendar year thereafter during the term of this Agreement, GNA shall cause to be prepared and delivered to the Company the Triennial Study which sets forth the Annual Expense Reimbursement Factors for the next calendar year, together with all supporting data used in preparing the Triennial Study and work papers, in reasonable detail, setting forth the determination of such Annual Expense Reimbursement Factors based on such Triennial Study (such documents, together with the Triennial Study, the “Triennial Study Documents”).

(b) Annual Expense Reimbursement Factors Report.  As soon as practicable (and in any event within thirty (30) days) prior to January 1, 2006 and prior to the beginning of each calendar year thereafter in which no Triennial Study is prepared, GNA shall cause to be prepared and delivered to the Company the Annual Expense Reimbursement Factors Report, together with all supporting data used in preparing the Annual Expense Reimbursement Factors Report and work papers, in reasonable detail, setting forth the determination of such Annual Expense Reimbursement Factors for the next calendar year (such documents, together with the Annual Expense Reimbursement Factors Report, the “Annual Expense Reimbursement Factors Documents”).

(c) Methodology.  At the time of the Triennial Study, historical costs (to include costs for those services identified as Business Overhead Services and Corporate Overhead Services in Schedule A and any changes thereto pursuant to Schedule A) will be determined for the Annual Expense Reimbursement Factors identified above.  For a given Business Overhead Factor (identified above in this Schedule C) the identified or allocated costs, as applicable, will be divided by the total number of remaining Reinsured Policies, Reinsured Contracts (as such terms are defined in the applicable Reinsurance Agreement) or Insurance Contracts (as such term is defined in the Administrative Services Agreement by and between Union Fidelity Life Insurance Company and First Colony Life Insurance Company effective as of [  ], 2004), as applicable, and the Company’s current in-force business to derive an historical cost per unit.  The historical cost per unit will be used as a prospective cost per unit for the next calendar year.  For the purposes of allocating costs of providing Business Overhead Services, actual identified costs allocable to each of the lines of business specified above (Structured Settlement Annuity Reinsured Business, Recaptured Business and Variable Annuity Reinsured Business) shall be allocated to such lines of business.  For the purpose of allocating costs of providing the Corporate Overhead Services, the historical costs of such services shall be allocated equally to each of the lines of business specified above.

For the two succeeding years in the period between the Triennial Studies the historical dollar amounts by Annual Expense Reimbursement Factors will be adjusted (rolled forward) for current year cost changes agreed to by GNA and the Company (in accordance with the procedures set forth above).  The costs for Business Overhead Services will then be divided by the total number of remaining Reinsured Policies, Reinsured Contracts (as such terms are defined in the applicable Reinsurance Agreement) or Insurance Contracts (as such term is defined in the Administrative Services Agreement by and between Union Fidelity Life Insurance Company and First Colony Life Insurance Company effective as of [  ], 2004) for the current period to determine a prospective cost per unit for the next calendar year.  The costs for Corporate Overhead Services shall be allocated equally to each of the lines of business specified above.

An additional adjustment, positive or negative, to the prospective cost per unit for Business Overhead Services or per annum for Corporate Overhead Services determined by either the Triennial Study or the two succeeding years may be negotiated between the parties.  The additional adjustment is for special projected costs or benefits of productivity, process improvements, inflation, loss of scale, and any other cost variation that was not included in the prior Triennial Study or the succeeding roll forward.

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The combined prospective unit cost, per annum cost and additional adjustment for a respective line of business is the Annual Expense Reimbursement Factor for that line of business.

(d) Review of Documents.  Following the delivery of the Annual Expense Reimbursement Factors Documents or the Triennial Study Documents, as applicable, GNA shall (i) provide to the Company or its designated representative copies of such additional work papers and other documents relating to its preparation of the Annual Expense Reimbursement Factors Report or Triennial Study, as applicable, as the Company or its designated representative may reasonably request, including, without limitation, claims files and practices and (ii) cooperate with, and make its personnel and facilities reasonably available to, the Company and the Company’s designated representative for the purpose of providing such other information as the Company or the Company’s designated representative may reasonably request concerning Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, and the calculation of the Annual Expense Reimbursement Factors.

(e) Notice of Disagreement.  In the event that the Company has any disagreement with any of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, the Company shall give written notice of all such disagreements (a “Notice of Disagreement”) to GNA within thirty (30) days after the Annual Expense Reimbursement Factors Documents or the Triennial Study Documents, as applicable, are delivered to the Company.  Any Notice of Disagreement shall set forth each item in disagreement and shall provide reasonable specificity as to the basis for each disagreement and shall specify the total adjustment to the Annual Expense Reimbursement Factors as proposed by GNA as a result of such items in disagreement.

(f) Dispute Resolution.  If the Company does not deliver a Notice of Disagreement to the Company within such thirty (30) day period, the Annual Expense Reimbursement Factors Documents and the Triennial Study Documents, as applicable, shall be final and binding upon the parties hereto and shall constitute the final calculation of the Annual Expense Reimbursement Factors for the next calendar year.  If the Company delivers a Notice of Disagreement to GNA within such thirty (30) day period, the parties shall (and shall cause their respective designated representatives to) negotiate in good faith to resolve all disagreements as promptly as practicable.  Any changes in the Annual Expense Reimbursement Factors, if any, that are agreed to by the Company and GNA within sixty (60) days of the aforementioned delivery of the Annual Expense Reimbursement Factors Documents or the Triennial Study Documents, as applicable, shall be incorporated into a final calculation of the Annual Expense Reimbursement Factors.  If the parties and their respective designated representatives are unable to resolve all disagreements within sixty (60) days of delivery of the Annual Expense Reimbursement Factors Documents or the Triennial Study Documents, as applicable, then all unresolved disagreements will be submitted within ten (10) days after the end of such sixty (60) day period for resolution in accordance herewith to an independent certified public accounting firm of national standing and reputation (the “Accounting Firm”) mutually acceptable to the Company and GNA.  The parties shall cooperate in good faith with the Accounting Firm and shall give the Accounting Firm access to all data and other information requested by the Accounting Firm for purposes of such resolution.  The Accounting Firm shall, within thirty (30) days after its engagement, deliver to the Company and GNA a definitive calculation of the

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Business Overhead Factors, which shall be final and binding upon the parties hereto and shall be so reflected in the calculation of the Business Overhead Factors.  The Company and GNA shall each pay one-half of the fees and expenses of the Accounting Firm.

(g) Service Charges Pending Resolution.  In the event of a dispute with respect to any Annual Expense Reimbursement Factors for the next succeeding Calendar year, the Company and GNA agree that the Annual Expense Reimbursement Factors then in effect under this Agreement shall remain in effect pending resolution of such dispute and adjustment, if any, in accordance with the dispute resolution procedure set forth in paragraph (f) above.

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SCHEDULE D

BUSINESS ASSOCIATE ADDENDUM

I.              Purpose.

In order to disclose certain information to GNA (for purposes of this Addendum, the “Provider”) under this Addendum, some of which may constitute Protected Health Information (defined below), the Company (for purposes of this Addendum, the “Recipient”) and Provider mutually agree to comply (and Provider shall cause its Subsidiaries and Affiliates performing Services to comply) with the terms of this Addendum for the purpose of satisfying the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing privacy regulations at 45 C.F.R. Parts 160-164 (“HIPAA Privacy Rule”).   These provisions shall apply to Provider and its Subsidiaries and Affiliates to the extent that any or Provider or its Subsidiaries and Affiliates is considered a “Business Associate” under the HIPAA Privacy Rule and all references in this section to Business Associates shall refer to Provider or such Subsidiary or Affiliate.  Capitalized terms not otherwise defined herein shall have the meaning assigned in the Agreement.  Notwithstanding anything else to the contrary in the Agreement, in the event of a conflict between this Addendum and the Agreement, the terms of this Addendum shall prevail.

II.            Permitted Uses and Disclosures.

A.            Business Associate agrees to use or disclose Protected Health Information (“PHI”) that it creates for or receives from Recipient or its Subsidiaries only as follows.  The capitalized term “Protected Health Information or PHI” has the meaning set forth in 45 Code of Federal Regulations Section 164.501, as amended from time to time.  Generally, this term means individually identifiable health information including, without limitation, all information, data and materials, including without limitation, demographic, medical and financial information, that relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past present, or future payment for the provision of health care to an individual; and that identifies the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual.  This definition shall include any demographic information concerning members and participants in, and applicants for, Recipient’s or its Subsidiaries’ health benefit plans.  All other terms used in this Addendum shall have the meanings set forth in the applicable definitions under the HIPAA Privacy Rule.

B.            Functions and Activities on Company’s Behalf.  Business Associate is permitted to use and disclose PHI it creates for or receives from Recipient or its Subsidiaries only for the purposes described in this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from whichever of the Recipient or its Subsidiary or Affiliate for which the relevant PHI was created or from which the relevant PHI was received.  In addition to these specific requirements below, Business Associate may use or disclose PHI only in a manner that would not violate the HIPAA Privacy Rule if done by the Recipient or its Subsidiaries.

C.            Business Associate’s Operations.  Business Associate is permitted by this Agreement to use PHI it creates for or receives from Recipient or its Subsidiaries: (i) if such use is reasonably necessary for Business Associate’s proper management and administration; and (ii) as reasonably necessary to carry out Business Associate’s legal responsibilities. Business Associate is permitted to disclose PHI it creates for or receives from Recipient or its Subsidiaries for the purposes identified in this Section only if the following conditions are met:

1.     The disclosure is required by law; or

2.     The disclosure is reasonably necessary to Business Associate’s proper management and administration, and Business Associate obtains reasonable assurances in writing from any person or organization to which Business Associate will disclose such PHI that the person or organization will:

a.             Hold such PHI as confidential and use or further disclose it only for the purpose for which Business Associate disclosed it to the person or organization or as required by law; and

b.             Notify Business Associate (who will in turn promptly notify whichever of the Recipient or its Subsidiary or Affiliate for which the relevant PHI was created or from which the relevant PHI was received) of any instance of which the person or organization becomes aware in which the confidentiality of such PHI was breached.

D.            Minimum Necessary Standard.  In performing the functions and activities on Recipient’s or its Subsidiaries’ behalf pursuant to the Agreement, Business Associate agrees to use, disclose or request only the minimum necessary PHI to accomplish the purpose of the use, disclosure or request.  Business Associate must have in place policies and procedures that limit the PHI disclosed to meet this minimum necessary standard.

E.             Prohibition on Unauthorized Use or Disclosure.  Business Associate will neither use nor disclose PHI it creates or receives for or from Recipient, its Subsidiaries, or from another business associate of Recipient or its Subsidiaries, except as permitted or required by this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from whichever of the Recipient or its Subsidiary or Affiliate for which the relevant PHI was created or from which the relevant PHI was received.

F.             De-identification of Information.  Business Associate agrees neither to de-identify PHI it creates for or receives from Recipient or its Subsidiaries or from another business associate of Recipient or its Subsidiaries, nor use or disclose such de-identified PHI, unless such de-identification is expressly permitted under the terms and conditions of this Addendum or the Agreement and related to Recipient’s or its Subsidiaries’ activities for purposes of “treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.  De-identification of PHI, other than as expressly permitted under the terms and conditions of the Addendum for Business Associate to perform services for Recipient or its Subsidiaries, is

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not a permitted use of PHI under this Addendum.  Business Associate further agrees that it will not create a “Limited Data Set” as defined by the HIPAA Privacy Rule using PHI it creates or receives, or receives from another business associate of Recipient or its Subsidiaries, nor use or disclose such Limited Data Set unless: (i) such creation, use or disclosure is expressly permitted under the terms and conditions of this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum; and such creation, use or disclosure is for services provided by Business Associate that relate to Recipient’s or its Subsidiaries’ activities for purposes of “treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.

G.            Information Safeguards.  Business Associate will develop, document, implement, maintain and use appropriate administrative, technical and physical safeguards to preserve the integrity and confidentiality of and to prevent non-permitted use or disclosure of PHI created for or received from Recipient or its Subsidiaries.  These safeguards must be appropriate to the size and complexity of Business Associate’s operations and the nature and scope of its activities.  Business Associate agrees that these safeguards will meet any applicable requirements set forth by the U.S. Department of Health and Human Services, including (as of the effective date or as of the compliance date, whichever is applicable) any requirements set forth in the final HIPAA security regulations.  Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate resulting from a use or disclosure of PHI by Business Associate in violation of the requirements of this Addendum.

III.           Conducting Standard Transactions.  In the course of performing services for Recipient or its Subsidiaries, to the extent that Business Associate will conduct Standard Transactions for or on behalf of Recipient or its Subsidiaries, Business Associate will comply, and will require any subcontractor or agent involved with the conduct of such Standard Transactions to comply, with each applicable requirement of 45 C.F.R. Part 162.  “Standard Transaction(s)” shall mean a transaction that complies with the standards set forth at 45 C.F.R. parts 160 and 162.  Further, Business Associate will not enter into, or permit its subcontractors or agents to enter into, any trading partner agreement in connection with the conduct of Standard Transactions for or on behalf of the Recipient or its Subsidiaries that:

a.             Changes the definition, data condition, or use of a data element or segment in a Standard Transaction;

b.             Adds any data element or segment to the maximum defined data set;

c.             Uses any code or data element that is marked “not used” in the Standard Transaction’s implementation specification or is not in the Standard Transaction’s implementation specification; or

d.             Changes the meaning or intent of the Standard Transaction’s implementation specification.

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IV.           Sub-Contractors, Agents or Other Representatives.  Business Associate will require any of its subcontractors, agents or other representatives to which Business Associate is permitted by this Addendum or the Agreement (or is otherwise given Recipient’s or the relevant Subsidiary’s or Affiliate’s prior written approval) to disclose any of the PHI Business Associate creates or receives for or from Recipient or its Subsidiaries, to provide reasonable assurances in writing that subcontractor or agent will comply with the same restrictions and conditions that apply to the Business Associate under the terms and conditions of this Addendum with respect to such PHI.

V.            Protected Health Information Access, Amendment and Disclosure Accounting.

A.            Access.  Business Associate will promptly upon Recipient’s or its Subsidiary’s or Affiliate’s request make available to Recipient, its Subsidiary, its Affiliate, or, at Recipient’s or such Subsidiary’s or Affiliate’s direction, to the individual (or the individual’s personal representative) for inspection and obtaining copies any PHI about the individual which Business Associate created for or received from Recipient or its Subsidiary or Affiliate and that is in Business Associate’s custody or control, so that Recipient or its Subsidiary or Affiliate may meet its access obligations under 45 Code of Federal Regulations § 164.524.

B.            Amendment.  Upon Recipient’s or its Subsidiary’s or Affiliate’s request Business Associate will promptly amend or permit Recipient or its Subsidiary or Affiliate access to amend any portion of the PHI which Business Associate created for or received from Recipient or its Subsidiary or Affiliate, and incorporate any amendments to such PHI, so that Recipient or its Subsidiary or Affiliate may meet its amendment obligations under 45 Code of Federal Regulations § 164.526.

C.            Disclosure Accounting.  So that Recipient or its Subsidiaries or Affiliates may meet their disclosure accounting obligations under 45 Code of Federal Regulations § 164.528:

1.     Disclosure Tracking.  Business Associate will record for each disclosure, not excepted from disclosure accounting under Section V.C.2 below, that Business Associate makes to Recipient or its Subsidiaries of PHI that Business Associate creates for or receives from Recipient or its Subsidiaries, (i) the disclosure date, (ii) the name and member or other policy identification number of the person about whom the disclosure is made, (iii) the name and (if known) address of the person or entity to whom Business Associate made the disclosure, (iv) a brief description of the PHI disclosed, and (v) a brief statement of the purpose of the disclosure (items i-v, collectively, the “disclosure information”).  For repetitive disclosures Business Associate makes to the same person or entity (including Recipient or its Subsidiaries) for a single purpose, Business Associate may provide a) the disclosure information for the first of these repetitive disclosures, (b) the frequency, periodicity or number of these repetitive disclosures and (c) the date of the last of these repetitive disclosures.  Business Associate will make this disclosure information available to Recipient or its Subsidiaries promptly upon Recipient’s or its Subsidiaries’ request.

2.     Exceptions from Disclosure Tracking.  Business Associate need not record disclosure information or otherwise account for disclosures of PHI that this Addendum or

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Recipient or the relevant Subsidiary or Affiliate in writing permits or requires (i) for the purpose of Recipient’s or its Subsidiaries’ treatment activities, payment activities, or health care operations, (ii) to the individual who is the subject of the PHI disclosed or to that individual’s personal representative; (iii) to persons involved in that individual’s health care or payment for health care; (iv) for notification for disaster relief purposes, (v) for national security or intelligence purposes, (vi) to law enforcement officials or correctional institutions regarding inmates; or (vii) pursuant to an authorization; (viii) for disclosures of certain PHI made as part of a Limited Data Set; (ix) for certain incidental disclosures that may occur where reasonable safeguards have been implemented; and (x) for disclosures prior to April 14, 2003.

3.     Disclosure Tracking Time Periods.  Business Associate must have available for Recipient and its Subsidiaries the disclosure information required by this section for the 6 years preceding Recipient’s or its Subsidiaries’ request for the disclosure information (except Business Associate need have no disclosure information for disclosures occurring before April 14, 2003).

VI.           Additional Business Associate Provisions

A.            Reporting of Breach of Privacy Obligations.  Business Associate will provide written notice to whichever of the Recipient or its Subsidiary or Affiliate for which the relevant PHI was created or from which the relevant PHI was received of any use or disclosure of PHI that is neither permitted by this Addendum nor given prior written approval by Recipient or the relevant Subsidiary or Affiliate promptly after Business Associate learns of such non-permitted use or disclosure.  Business Associate’s report will at least:

(i)            Identify the nature of the non-permitted use or disclosure;

(ii)           Identify the PHI used or disclosed;

(iii)          Identify who made the non-permitted use or received the non-permitted disclosure;

(iv)          Identify what corrective action Business Associate took or will take to prevent further non-permitted uses or disclosures;

(v)           Identify what Business Associate did or will do to mitigate any deleterious effect of the non-permitted use or disclosure; and

(vi)          Provide such other information, including a written report, as Recipient or the relevant Subsidiary or Affiliate may reasonably request.

B.            Amendment.  Upon the effective date of any final regulation or amendment to final regulations promulgated by the U.S. Department of Health and Human Services with respect to PHI, including, but not limited to the HIPAA privacy and security regulations, this Addendum and the Agreement will automatically be amended so that the obligations they impose on Business Associate remain in compliance with these regulations.

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In addition, to the extent that new state or federal law requires changes to Business Associate’s obligations under this Addendum, this Addendum shall automatically be amended to include such additional obligations, upon notice by Recipient or its Subsidiaries to Business Associate of such obligations.  Business Associate’s continued performance of services under the Agreement shall be deemed acceptance of these additional obligations.

C.            Audit and Review of Policies and Procedures.  Business Associate agrees to provide, upon Recipient request, access to and copies of any policies and procedures developed or utilized by Business Associate regarding the protection of PHI.  Business Associate agrees to provide, upon Recipient’s request, access to Business Associate’s internal practices, books, and records, as they relate to Business Associate’s services, duties and obligations set forth in this Addendum and the Agreement(s) under which Business Associate provides services and / or products to or on behalf of Recipient or its Subsidiaries, for purposes of Recipient’s or its Subsidiaries’ review of such internal practices, books, and records.

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